SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

Intellect Neurosciences, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Intellect Neurosciences, Inc. (OTCBB: ILNS) (the “Company”) expects that it will require additional financing to execute its business plan. In anticipation of such future financing, the Company has attached hereto certain risk factors intended to supersede the risk factors contained in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors contained in Item 1 of the Annual Reports on Form 10-K and Item 1A of the Quarterly Reports on Form 10-Q filed by the Company to date.

Risk Factors

You should carefully read the following risk factors when you evaluate our business and the forward-looking statements that we make in this report, in our financial statements and elsewhere. Any of the following risks could materially adversely affect our business, our operating results, our financial condition and the actual outcome of matters as to which we make forward-looking statements.

Risks related to our lack of liquidity

We have no revenues and have incurred and expect to continue to incur substantial losses. We will not be successful unless we reverse this trend.

Through the date of this report, we have not generated any revenues. As a result, we have generated significant operating losses since our formation and expect to incur substantial losses and negative operating cash flows for the foreseeable future. As of March 31, 2007, our accumulated deficit was approximately $31.7 million. Our net loss for the nine months ended March 31, 2007 was approximately $23.5 million. Our cash outflow from operations was approximately $4.8 million for the nine month period ended March 31, 2007 and our capital shows a deficit of approximately $8.5 million as of March 31, 2007. We expect that capital outlays and operating expenditures will increase over the next several years as we expand our infrastructure and research and development activities. For the foreseeable future, we will fund all of our operations and capital expenditures from cash on hand. Our failure to achieve or maintain profitability has and will continue to have an adverse effect our stockholder’s equity, total assets and working capital and could negatively impact the value of our common stock.

Unless and until we receive approval from the FDA and from regulatory authorities in foreign jurisdictions for our product candidates, such product candidates and any other products we may in-license will not generate product revenues. Even if we succeed in developing and commercializing one or more of our product candidates and are able to license our technology to generate income, we still will be operating at a significant loss during the course of our drug development program. We also expect to continue to incur significant operating and capital expenditures for the next several years and anticipate that our expenses will increase substantially in the foreseeable future.

As a result, we will need to generate significant revenues from product sales or the license of our technology in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future.

If we fail to raise additional capital or receive substantial cash inflows from potential partners by October of 2007, we will be forced to cease operations.

As of June 30, 2007, we had cash and cash equivalents of $900,000. We anticipate that our existing capital resources will not enable us to continue operations beyond September 2007, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. If we fail to raise additional capital or obtain substantial cash inflows from potential partners prior to October 2007, we will be forced to cease operations. We are in discussions with investment bankers concerning our financing options. We cannot assure you that financing will be available in a timely manner, on favorable terms or at all.

We have limited capital resources and operations to date have been funded with the proceeds from equity and debt financings and income earned on investments. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the period ended December 31, 2006 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Even if we obtain additional financing, our business will require substantial additional investment that we have not yet secured. We cannot be sure how much we will need to spend in order to develop, manufacture and market new products and technologies in the future. We expect to continue to spend substantial amounts on research and development, including amounts spent on conducting clinical trials for our product candidates. Further, we will not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners. Our failure to raise capital when needed would adversely affect our business, financial condition and results of operations, and could force us to reduce or discontinue our operations at some time in the future, even if we obtain financing in the near term.

Risks related to our business

We are in the early stages of product development and our success is uncertain.

We are a development stage biopharmaceutical company and are in the early stages of developing our products. We have not yet successfully developed any of our product candidates, including OXIGONTM, our lead product candidate. We may fail to develop any products, to implement our business model and strategy successfully or to revise our business model and strategy should industry conditions and competition change. We cannot make any assurances that any of our product candidates, if successfully developed, would generate sufficient revenues to enable us to be profitable. Furthermore, we cannot make any assurances that we will be successful in addressing these risks. If we are not, our business, results of operations and financial condition will be materially adversely affected.

We have a limited operating history and we may not be able to successfully develop our business.

We were incorporated in Delaware in April 2005 and began operations in June 2005 when we acquired assets from Mindset Biopharmaceuticals (USA), Inc. (“Mindset”). Our limited operating history makes predicting our future operating results difficult. As a biopharmaceutical company with a limited history, we face numerous risks and uncertainties in the competitive market for Alzheimer’s disease and central nervous system related drugs and in receiving FDA approval for our drugs. In particular, we have not proven that we can:

•	develop and manufacture drugs in a manner that enables us to be profitable and meet regulatory, strategic partner and customer requirements;

•	develop and maintain relationships with key vendors and strategic partners that will be necessary to optimize the market value of our product candidates;

•	obtain the regulatory approvals necessary to commence selling our product candidates in the United States, Europe or elsewhere;

•	raise sufficient capital in the public and/or private markets; or

•	respond effectively to competitive pressures.

If we are unable to accomplish these goals, our business is unlikely to succeed. Even if we are able to license our technology to generate income we still will be operating at a significant loss during the course of our drug development program.

OXIGONTM is our only product in clinical trials and if we are unable to proceed with clinical trials for our other product candidates or if the future trials are unsuccessful or significantly delayed we may not be able to develop and commercialize our products.

None of our product candidates has reached clinical stages in the United States. On December 1, 2005, we began Phase I clinical trials for OXIGONTM in the Netherlands. These trials were completed on November 15, 2006. We expect to submit an Investigational New Drug Application to the FDA for OXIGONTM in the second quarter of 2008 and begin Phase II trials in the United States shortly thereafter. The time frame of the OXIGONTM clinical trials is dependent, among other things, upon us having secured sufficient financing and on the availability of beds at the clinical sites where such trials will be conducted. Additionally, we anticipate starting Phase I trials in 2009 for ANTISENILIN®, our monoclonal therapeutic antibody, and for RECALL-VAXTM, our first-generation vaccination product. Successful development and commercialization of our product candidates are dependent on, among other factors:

•	the successful outcome of future studies needed to make a final selection of drug candidates;

•	successful manufacture and formulation of drug products;

•	additional preclinical studies to establish efficacy and safety across species;

•	successful outcome of future clinical trials that establish both safety and efficacy;

•	obtaining regulatory approval for our product candidates;

•	raising additional financing; and

•	establishing any strategic partnerships that would result in a license of our technology.

There can be no assurance that we will successfully develop and commercialize our product candidates.

If we fail to obtain or maintain the necessary United States or worldwide regulatory approvals for our product candidates, we will be unable to commercialize our product candidates.

The success of our business depends on our ability to put products through rigorous, time-consuming and costly clinical testing, and to obtain regulatory approval for those products. Government regulations in the United States and other countries significantly impact our business and the research and development, manufacture and marketing of our product candidates and any other products we may in-license. We will require FDA approval to commercialize our product candidates in the United States and approvals from similar regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions.

The FDA and other regulatory authorities have substantial discretion in the drug approval process and may either refuse to accept our application for any of our product candidates or may decide after review of our application(s) that our data is insufficient to allow approval of the relevant product(s). If the FDA or other regulatory authorities do not accept or approve our application(s), they may require us to conduct additional preclinical testing or manufacturing studies and submit those data before it will reconsider our application or require us to perform post-marketing studies. Even if we comply with all FDA and other regulatory requests, the FDA may ultimately reject our product candidates or our New Drug Applications. We cannot be certain that we will ever obtain regulatory clearance of any of our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our potential number of salable products and, therefore, corresponding product revenues. Also, the FDA might approve one or more of our product candidates, but also might approve competitors’ products possessing characteristics that offer their own treatment advantages.

In addition, even if our current product candidates and any additional product candidates we pursue in the future are marketed, the products and our manufacturers are subject to continual review by applicable regulatory authorities. At any stage of development or commercialization, the discovery of previously unknown problems with our product candidates, our manufacturing or the manufacturing by third-party manufacturers may result in restrictions on our product candidates and any other products we may in-license, including withdrawal of the product from the market.

Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Our product development depends on our ability to successfully in-license technologies. If we are not able to maintain our current license rights or obtain additional licenses, our business will suffer

We use technologies that we do not own in the development and configuration of our product candidates. There can be no assurance that any of the current contractual arrangements between us and third parties or between our strategic partners and other third parties, will be continued or not breached or terminated early. In the future, we may also require technologies to which we do not currently have any rights. There can be no assurance that we can obtain these technologies on acceptable terms if at all. Any such additional licenses may require us to pay royalties or other fees to third parties, which would have an adverse effect on our potential revenues and gross margin.

If we fail to make payments under or otherwise breach our key license agreements, they could be terminated and we would lose our rights to such technologies. This loss of rights could materially adversely affect our ability to develop and commercialize our product candidates and our ability to generate revenues.

Our license agreements related to OXIGONTM with each of New York University and South Alabama Medical Science Foundation require us to pay royalties and other fees and also to make payments when certain milestones are reached. In addition, our license agreements with each of New York University and South Alabama Medical Science Foundation require us to take steps to commercialize the licensed technology in a timely manner. We have not as of yet generated any revenues or successfully developed or commercialized any of our products. If we are not able to generate revenues or develop and commercialize our products in the future we may be in breach of our key licensing agreements and our licensing parties may terminate the agreements. If a licensor terminates an agreement, we could lose our right to commercially exploit the intellectual property underlying OXIGONTM or certain of our immunotherapy programs, which would adversely affect our ability to develop commercial products.

Our operating results may significantly fluctuate from quarter-to-quarter and year-to-year.

Through the date of this report, we have not generated any revenues. If and when we do, we expect that a significant portion of our revenues for the foreseeable future will be comprised of license fees, royalties and milestone payments. The timing of revenue in the future will depend largely upon the signing of collaborative research and development or technology licensing agreements or the licensing of our product candidates for further development and payment of fees, milestone payments and royalties. In any one fiscal quarter we may receive multiple or no payments from our collaborators. As a result, operating results may vary substantially from quarter-to-quarter and, thus, from year-to-year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

We have no manufacturing capabilities. If we are not successful in developing our own manufacturing capabilities or entering into third party manufacturing agreements or if third-party manufacturers fail to devote sufficient time and resources to our concerns, our clinical trials and product introductions may be delayed.

Currently, we have no internal manufacturing capabilities for any of our product candidates. Our clinical batch supplies are manufactured by a third party manufacturer based in Switzerland and other countries. We have sufficient drug product to perform the necessary non-clinical studies in support of Phase II and have the necessary “know-how” to manufacture our lead product, OXIGONTM. In order to complete the commercialization process of OXIGONTM and our other product candidates, however, we must either acquire or build internal manufacturing capabilities or rely on third parties to manufacture these product candidates. We cannot be sure that we will be able to acquire or build facilities that will meet quality, quantity and timing requirements or that we will be able to enter into manufacturing contracts with others on acceptable terms. Failure to accomplish these tasks would impede our efforts to bring our product candidates to market, which would adversely affect our business.

The manufacturing process must comply with the FDA, the Drug Enforcement Administration and other regulatory requirements. Even if the third party manufacturer of our clinical batch supplies currently meets such requirements, manufacture of product candidates on a limited basis for investigational use in animal studies or human clinical trials does not guarantee that large-scale, commercial production is viable. We may be required to complete further studies when we start commercialized manufacturing which would result in additional operating expenses and further delays in the commercialization process.

We currently expect to utilize third-party manufacturers to produce the drug compounds used in clinical trials and for the potential commercialization of future products. Reliance on third party manufacturers could expose us to other risks, such as substandard performance, difficulties in achieving volume production and poor quality control or noncompliance with FDA and other regulatory requirements. If we decide to manufacture one or more product candidates ourselves, we would incur substantial start-up expenses and need to expand our facilities and hire additional personnel.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing and distribution of pharmaceutical and diagnostic products. We anticipate that we will seek to enter into strategic alliances, distribution agreements or other arrangements with third parties to market any products we develop. If we are unable to enter into such agreements, we would have to build sales, marketing, managerial and other non-technical capabilities and develop, train and or manage a sales force, all of which would cause us to incur substantial additional expenses. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

Our product candidates are subject to the risk of failure inherent in the development of products based on new and unproved technologies.

Because our product candidates are and will be based on new and unproven technologies, they are subject to risk of failure. These risks include the possibility that:

•	our new approaches will not result in any products that gain market acceptance;

•	a product candidate will prove to be unsafe or ineffective, or will otherwise fail to receive and maintain regulatory clearances necessary for marketing;

•	a product, even if found to be safe and effective, could still be difficult to manufacture on the large scale necessary for commercialization or otherwise not be economical to market;

•	a product will unfavorably interact with other types of commonly used medications, thus restricting the circumstances in which it may be used;

•	proprietary rights of third parties will preclude us from manufacturing or marketing a new product; or

•	third parties will market superior or more cost-effective products.

As a result, our activities, either directly or through corporate partners, may not result in any commercially viable products.

In order for us to successfully sell our product candidates, the product candidates need to be accepted in the healthcare market by healthcare providers, patients and insurers. Lack of such acceptance will have a negative impact on any future sales.

Our future success is dependent upon the acceptance of our product candidates by health care providers, patients and health insurance companies, Medicare and Medicaid. Such market acceptance, if it were to occur, would depend on numerous factors, many of which are not under our control including:

•	regulatory approval;

•	product labeling;

•	safety and efficacy of our products;

•	availability, safety, efficacy and ease of use of alternative products and treatments;

•	the price of our drugs relative to the price of alternative products and treatments; and

•	achieving reimbursement approvals from Medicare, Medicaid and private insurance providers.

We cannot guarantee that any of our product candidates, even after regulatory approval, would achieve market acceptance. Additionally, we cannot guarantee that third-party payors, hospitals or health care administrators would accept any of the products we manufacture or in-license on a large-scale basis. We also cannot guarantee that we would be able to obtain approvals for indications and labeling for our products that will facilitate their market acceptance. Furthermore, unanticipated side-effects, patient discomfort, defects or unfavorable publicity of our drugs or other therapies based on a similar technology, could have a significant adverse effect on our effort to commercialize our lead or any subsequent drugs.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from government and health administration authorities, private health maintenance organizations and health insurers, and other health care payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Health care payors, including Medicare, routinely challenge the prices charged for medical products and services. Government and other health care payors increasingly attempt to contain health care costs by limiting both coverage and the level of reimbursement for drugs, which may limit our commercial opportunity. Even if our product candidates are approved by the FDA, insurance coverage may not be available and reimbursement levels may be inadequate to cover our drugs. If government and other health care payors do not provide adequate coverage and reimbursement levels for OXIGONTM or our other product candidates, the post-approval market acceptance of our products could be diminished.

Our product candidates may be subject to future product liability claims. Such product liability claims could result in expensive and time-consuming litigation and payment of substantial damages.

The testing, production, marketing, sale and use of products using our technology is unproven as of yet and there is risk that product liability claims may be asserted against us if it is believed that the use or testing of our product candidates have caused adverse side effects or other injuries. In addition, providing diagnostic testing entails an inherent risk of professional malpractice and other claims. We cannot make assurances that claims, suits or complaints relating to the use of products utilizing our technology will not be asserted against us in the future. If a product liability claim asserted against was successful, we also could also be required to limit commercialization of our product candidates. Regardless of merit or outcome, claims against us may result in significant diversion of our management’s time and attention, expenditure of large amounts of cash on legal fees, expenses and damages and a decreased demand for our products and services. We cannot make any assurances that we will be able to acquire or maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us.

We plan to develop our business in part through collaborating with third-parties and we face substantial competition in this endeavor. If we are not successful in establishing such third party collaboration arrangements, we may not be able to successfully develop and commercialize our products.

Our business strategy includes finding larger pharmaceutical companies with which to collaborate to support the research, development and commercialization of our product candidates. In trying to attract corporate partners to collaborate with us in the research, development and commercialization process, we face serious competition from other small biopharmaceutical companies. If we are unable to enter into such collaboration arrangements, our ability to proceed with the research, development, manufacture or sale of product candidates may be severely limited.

Our future collaborators may compete with us or have interests which conflict with ours. This may restrict our research and development efforts and limit the areas of research in which we intend to expand.

Large pharmaceutical companies that we seek to collaborate with may have internal programs or enter into collaborations with our competitors for products addressing the same medical conditions targeted by our technologies. Thus, our collaborators may pursue alternative technologies or product candidates in order to develop treatments for the diseases or disorders targeted by our collaborative arrangements. Our collaborators may pursue these alternatives either on their own or in collaboration with others, including our competitors. Depending on how other product candidates advance, a corporate partner may slow down or abandon its work on our product candidates or terminate its collaborative arrangement with us in order to focus on these other prospects.

If any conflicts arise, our future collaborators may act in their own interests, which may be adverse to ours. In addition, in our future collaborations, we may be required to agree not to conduct any research that is competitive with the research conducted under our future collaborations. Our future collaborations may have the effect of limiting the areas of research that we may pursue. Our collaborators may be able to develop products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

We do not have control of our outside scientific and clinical advisors. They may pursue objectives which are contrary to our interest, which could impede our research and development efforts.

We work with scientific and clinical advisors at academic and other institutions who are experts in the field of Alzheimer’s disease and other central nervous system disorders and diseases caused by oxidative stress. Our advisors assist us in our research and development efforts and advise us with respect to our clinical trials for OXIGONTM and our planned clinical trials for our other product candidates. However, our advisors are not our employees and they may have other commitments that would limit their future availability to us. Although we will seek to cause our scientific and clinical advisors and collaborators to agree not to engage in competing work, if a conflict of interest arises between their work for us and their work for another entity, we may lose their services, which may delay the clinical development of our drug candidates and impair our reputation in the industry.

If we fail to apply for, adequately prosecute to issuance, maintain, protect or enforce patents for our inventions and products or fail to secure the rights to practice under certain patents owned by others, the value of our intellectual property rights and our ability to license, make, use or sell our products would materially diminish or could be eliminated entirely.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for product candidates and any other products we may in-license, as well as for methods, processes and other technologies, preserve our trade secrets, prevent third parties from infringing on our proprietary rights or invalidating our patents and operate without infringing the proprietary rights of third parties.

Our patent position is uncertain and involves complex legal and factual questions for which important legal principles are changing and/or unresolved. Because we rely heavily on patent protection and others have sought patent protection for technologies similar to ours, the risks are particularly significant and include the following:

•	The patent offices may not grant claims of our pending applications or future applications and may not grant patents having claims of meaningful scope.

•	We may not be able to obtain patent rights to compositions, products, treatment methods or manufacturing processes that we may develop or license from third parties.

•	Even if our patents are granted, our freedom to operate and to develop products may be restricted or blocked by patents of our competitors.

•
Some of the issued patents we now license or any patents which are issued to us in the future may be determined to be invalid and/or unenforceable, or may offer inadequate protection against competitive products.

•
If we have to defend the validity of the patents that we have in-licensed or any future patents or protect against third party infringements, the costs of such defense are likely to be substantial and there is no guarantee of a successful outcome.

•
In the event any of the patents we have in-licensed are found to be invalid or unenforceable, we may lose our competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements. Further, competitors may be free to offer copies of our products if such patents are found to be invalid or unenforceable.

•	Others may obtain patents claiming aspects similar to those covered by our patents and patent applications.

•
We may be estopped from claiming that one or more of our patents is infringed due to amendments to the claims and/or specification, or as a result of arguments that were made during prosecution of such patents in the United States Patent and Trademark Office, or by virtue of certain language in the patent application. The estoppel may result in claim limitation and/or surrender of certain subject matter to the public domain or the ability of competitors to design around our claims and/or avoid infringement of our patents. If our patents or those patents for which we have license rights become involved in litigation, a court could revoke the patents or limit the scope of coverage to which they are entitled.

•
Several bills affecting patent rights have been introduced in the United States Congress, and significant rule changes are being considered by the Patent and Trademark Office. These bills and rule changes address various aspects of patent law and practice, including, conversion from a first-to-invent to a first-to-file standard and the concomitant implementation of procedures for opposing a granted patent and changes in (i) the permitted number of continuation applications, (ii) the timing for filing divisional applications, (iii) the rules for providing the Patent and Trademark Office with information material to the patentability of an invention, (iv) the scope of subject matter that may be claimed in a single application, (v) the number of claims permitted in an application, and (vi) the method of calculating damages for patent infringement. It is not certain whether any of these bills will be enacted into law, what form new laws and regulations may take, or what the result of Patent and Trademark Office rule changes will be. Accordingly, the effect of these changes on our intellectual property estate is uncertain.

If we fail to obtain and maintain patent protection and trade secret protection for our drug candidates, proprietary technologies and their uses, we could lose our competitive advantage and the competition we face would increase, thereby reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly and an unfavorable outcome could harm our business.

There is significant litigation in the biotechnology field regarding patents and other intellectual property rights. Biotechnology companies of roughly our size and financial position have gone out of business from the cost of patent litigation and from losing a patent litigation. We may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. Although we try to avoid infringement, there is the risk that we will use a patented technology owned or licensed by another person or entity and/or be sued for infringement of a patent owned by a third party. Under current United States law, patent applications are confidential for 18 months following their priority filing date and may remain confidential beyond 18 months if no foreign counterparts are applied for in jurisdictions that publish patent applications. There are many patents relating to specific genes, nucleic acids, polypeptides or the uses thereof to treat Alzheimer’s disease and other central nervous system diseases. In some instances, a patentee could prevent us from using patented genes or polypeptides for the identification or development of drug compounds. If our products or methods are found to infringe any patents, we may have to pay significant damages or be prevented from making, using, selling, offering for sale or importing such products or from practicing methods that employ such products.

In addition, we may need to resort to litigation to enforce a patent issued or licensed to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. Such litigation could be expensive and there is no assurance that we would be successful. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more fields similar to the fields in which we are working. Either these individuals or we may be subject to allegations of trade secret misappropriation or similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. As a result, we could be prevented from commercializing current or future products or methods.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive technical field of drug discovery, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties all confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Certain of our product development programs depend on our ability to maintain rights under our licensed intellectual property. If we are unable to maintain such rights, our research and development efforts will be impeded and our business and financial condition will be negatively impacted.

We have licensed intellectual property, including patents, patent applications and know-how, from universities and others, including intellectual property underlying our OXIGONTM product development program. Some of our product development programs depend on our ability to maintain rights under these licenses. Under the terms of such license agreements, we are generally obligated to, among other things:

•	exercise commercially reasonable efforts in the development and marketing of these technologies;

•	make specified royalty and milestone payments to the party from which we have licensed the technology;

•	reimburse patent costs to the licensors; and

•	pay development milestones, for example, on the commencement of clinical trials and filing of a New Drug Application and pay a royalty on product sales.

Each licensor has the power to terminate its agreement if we fail to meet our obligations under that license. We may not be able to meet our obligations under these license agreements. Furthermore, these obligations may conflict with our obligations under other agreements. If we default under any of these license agreements, we may lose our right to market and sell any products based on the licensed technology. Losing marketing and sales rights would have a material negative effect on our business, financial condition and results of operations.

The United States government holds rights that may permit it to license to third parties technology that we currently hold the exclusive right to use. We may lose our rights to such licenses if the government chooses to exercise its rights.

The United States government holds rights in inventions that were conceived or reduced to practice under a government-funded program. This applies to aspects of specific technologies licensed to us by third-party licensors. These government rights include a non-exclusive, royalty-free, worldwide license for the government to practice the invention or to have the invention practiced by a third party for any governmental purpose. In addition, the United States government has the right to grant licenses to others under any of these inventions if the government determines that:

•	adequate steps have not been taken to commercialize such inventions;

•	the grant is necessary to meet public health or safety needs; or

•	the grant is necessary to meet requirements for public use under federal regulations.

The United States government also has the right to take title to a subject invention made with government funding if we fail to disclose the invention within specified time limits. The United States government may acquire title in any country in which we do not file a patent application for inventions made with government funding within specified time limits. We may lose our right to the licensed technologies if we fail to meet the obligations required by the government, or if the government decides to exercise its rights.

Our rights to certain licensed technologies are limited to use in the United States. This may restrict our ability to expand our business internationally.

Federal law requires any licensor of an invention partially funded by the federal government to obtain a commitment from any exclusive licensee, such as us, to manufacture products using the invention substantially in the United States. Further, these rights include the right of the government to use and disclose technical data relating to licensed technology that was developed in whole or in part at government expense. Our principal technology license agreements contain provisions recognizing these rights. This restriction could impede or even block our ability to find a partner or licensee to assist in commercializing the product or method on the invention.

We may be subject to litigation related to our acquisition of assets from Mindset.

We acquired a significant amount of our assets from Mindset pursuant to an Asset Transfer Agreement executed in June 2005 (the “Asset Transfer Agreement”). At the time of execution of the Agreement, Mindset’s debt totaled more than $5.7 million. Mindset was insolvent and its wholly owned subsidiary, Mindset Biopharmaceuticals (Israel), Ltd, had entered into bankruptcy proceedings in Israel.

In exchange for the Mindset assets, we carried out the following transactions relating to substantially all of Mindset’s indebtedness:

•	We purchased $1,277,438 aggregate principal amount of Mindset trade debt and reduced the amount owed by Mindset to us by 40%;

•	We purchased $743,282 principal amount of debt owed by Mindset to its Israeli subsidiary and reduced the amount owed by Mindset to us by 50%;

•	We purchased $1,634,000 aggregate principal amount of debt owed by Mindset to certain of its employees and consultants;

•	We assumed $1,623,730 aggregate principal amount of debt owed by Mindset to various Mindset vendors; and

•	We paid $60,405 aggregate principal amount of debt owed by Mindset to other vendors.

As further consideration, we agreed to defer all amounts owed by Mindset to us as long as Dr. Daniel Chain, our Chairman and CEO, remains in his current position at Intellect and further agreed to a complete extinguishment of the debt in 2014. Mindset retained other important assets and is currently seeking to commercialize those assets.

Dr. Daniel Chain was the CEO and President and sole director of Mindset at the time of the execution of the Asset Transfer Agreement. He remains the President of Mindset. Although Dr. Chain was not employed by Intellect at the time of execution of the Asset Transfer Agreement, he owned a significant amount of Intellect common stock at that time. However, those shares were subject to forfeiture if Dr. Chain declined the offer of employment to join Intellect as its Chairman and CEO.

In connection with execution of the Asset Transfer Agreement, all of the stockholders and creditors of Mindset other than MPM Capital Group, a significant Mindset shareholder, executed a Release of Claim releasing Mindset and its officers and directors from any claim arising from the sale of assets from Mindset to Intellect. MPM Capital continues to own a significant amount of Mindset shares and is a creditor of Mindset.

MPM Capital may seek to assert various claims against us, such as claims under bulk sales laws and other laws and doctrines designed to protect creditors of an insolvent entity and stockholders generally. Although MPM Capital has not asserted any such claim against Intellect, it has asserted in a letter addressed to Dr. Chain that he acted improperly in selling certain of Mindset’s assets to Intellect and that he evidently did so for personal benefit to the detriment of MPM Capital and other shareholders. There can be no assurance that MPM Capital will not assert claims against us or that if they do, they will not be successful.

Conditions in Israel affect the operations of our subsidiary in Israel and may limit our ability to sell our products and services.

Intellect Neurosciences (Israel) Ltd., our wholly-owned subsidiary, is incorporated under Israeli law and its principal office and its drug discovery and drug candidate selection groups are located in Israel. Political, economic and military conditions in Israel may directly affect Intellect Neurosciences (Israel) Ltd.’s operations. Since the establishment of the state of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since September 2000, relations between Israel and the Palestinian Authority have deteriorated and Israel has experienced continuing unrest in the areas administered by the Palestinian Authority, which has resulted in terror attacks against Israeli targets and citizens in both Israel and in the areas administered by the Palestinian Authority and there has been increased military response in Israel. Further deterioration has occurred between Israel and Lebanon recently, which resulted in an armed conflict in July of 2006. There can be no assurance that a full resolution of these problems will be achieved or as to the timing and nature of any such resolution. Furthermore, several countries still restrict trade with Israeli companies, or with companies that do business with Israel, which may limit our ability to make sales in, or purchase components from, those countries. Any future armed conflict, political instability, continued violence in the region or trade restrictions could limit our ability to operate our business and could have a material adverse effect on our business, operating results and financial condition.

Fluctuations in the exchange rate between the United States dollar and foreign currencies may adversely affect our operating results.

Intellect Neurosciences (Israel) Ltd. incurs substantially all of the costs and expenses of its operations in Israel in new Israeli shekels and converts these amounts into United States dollars for purposes of reporting consolidated results. In addition, we manufacture clinical supplies and perform clinical trials outside the United States and incur costs and expenses in foreign currencies. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, Intellect Neurosciences (Israel) Ltd. may hold foreign currency balances, primarily Israeli shekels, which will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results.

Risks related to our industry

Our technology may become obsolete or lose its competitive advantage.

The pharmaceuticals business is very competitive, fast moving and intense, and we expect it to be increasingly so in the future. Other companies have developed and are developing Alzheimer’s disease drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population. Therefore, there is no assurance that our product candidates and any other products we may in-license will be the best, the safest, the first to market, or the most economical to make or use. If competitors’ products are better than ours, for whatever reason, our sales could decrease, our margins could decrease and our products may become obsolete.

There are many reasons why a competitor might be more successful than we are or will be, including:

•	Some competitors have greater financial resources and can afford more technical and development setbacks than we can.

•
Some competitors have been in the drug business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval and sales and marketing. This experience or their name recognition may give them a competitive advantage over us.

•
Some competitors may have a better patent position protecting their technology than we either have or will have. If we cannot use the proprietary rights that we have licensed to prevent others from copying our technology or developing similar technology, or if we cannot obtain a critical license to another’s patent that we need to make and use our equipment, we would expect our competitive position to lessen. Some companies with competitive technologies may move through stages of development, approval and marketing faster than us. If a competitor receives FDA approval before us, then it will be authorized to sell its products before we can sell ours. Because the company “first to market” often has a significant advantage over latecomers, a second place position could result in less than anticipated sales.

•
Advances in laboratory technology may increase the number of competitors capable of performing assays similar to ours without infringing the patents protecting our product candidates, which may decrease the demand for our product candidates.

•
Our competitors could develop and market Alzheimer’s disease therapeutic products that are more effective, have fewer side-effects or are less expensive than our current or future product candidates. Such products, if successfully developed, could render our technologies or product candidates obsolete or non-competitive.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process also is time-consuming and we do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. We estimate that clinical trials of our product candidates will take at least several more years to complete. Significant delays may adversely affect our financial results and the commercial prospects for our product candidates and any other products we may in-license and delay our ability to become profitable. Product development costs to our potential collaborators and us will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	changes to applicable regulatory requirements;

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness in the clinical trials;

•	lack of sufficient patient enrollment;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

•
suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we, or the FDA or other regulatory authorities, may suspend our clinical trials at any time if it appears that participants are being exposed to unacceptable health risks or if the FDA finds deficiencies in our Investigational New Drug Application submissions or the conduct of our trials. We may be unable to develop marketable products. In addition, the competition for clinical institutions that act as investigators in clinical trials is intense. There can be no assurance that we will be able to conclude appropriate contracts with such institutions. Even if we are successful, slow recruitment of patients could cause significant delay in our development plans.

Problems during our clinical trial procedures could have serious negative impacts on our business.

FDA approval requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Similar procedures are required in foreign countries. If we experience unexpected, inconsistent or disappointing results in connection with a clinical trial, our business will suffer.

If any of the following events arise during our clinical trials or data review, we expect it would have a serious negative effect on us and could subject us to significant liabilities:

•	Any of our product candidates may be found to be ineffective or to cause harmful side-effects, including death;

•
Our clinical trials for any of product candidates may take longer than anticipated, for any of a number of reasons, including a scarcity of subjects that meet the physiological or pathological criteria for entry into the study, a scarcity of subjects that are willing to participate in the trial, or data and document review;

•
The reported clinical data for any of our product candidates may change over time as a result of the continuing evaluation of patients or the current assembly and review of existing clinical and preclinical information;

•
Data from various sites participating in the clinical trials for each of our product candidates may be incomplete or unreliable, which could result in the need to repeat the trial or abandon the project; and

•	The FDA and other regulatory authorities may interpret our data differently than we do which may delay or deny approval.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims or that the FDA or government authorities will agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure could cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our New Drug Applications with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

If our competitors produce generic substitutes of our product candidates, we may face pricing pressures and lose sales.

The United States Food, Drug and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringed versions of a drug in order to facilitate the approval of an Abbreviated New Drug Application for generic substitutes. These same incentives also encourage manufacturers to submit New Drug Applications, known as 505(b)(2) Applications, which rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if our product candidates and any other products we may in-license are commercially successful, other manufacturers may submit and gain successful approval for either an Abbreviated New Drug Application or a 505(b)(2) Application that will compete directly with our products. Competitors may be able to offer such generic substitutes at a discount to the prices for our products.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product candidates, or any of our future drugs, will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs and the use of controlled substances;

•	cost-effectiveness of our drugs relative to competing products;

•	availability of reimbursement for our product candidates and any other products we may in-license from government or other health care payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Risks related to management

We rely on key executive officers and scientific and medical advisors as well as skilled employees and consultants, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on Dr. Daniel G. Chain, our chief executive officer, chairman of the board and director, Elliot Maza, our president, chief financial officer and director, Dr. Vivi Ziv, our chief operating officer and general manager of our wholly-owned subsidiary, Intellect Neurosciences (Israel) Ltd. and Dr. Rachel Eren, our Vice President of Research. We do not have “key person” life insurance. We have entered into employment agreements with each of the foregoing employees. The loss of Dr. Chain, Elliot Maza, Dr. Ziv or Dr. Eren may have an adverse effect on our ability to develop and commercialize the technologies in a timely manner.

In addition, we rely on the members of our Scientific Advisory Board and our Clinical Advisory Board to assist us in formulating our research and development strategy. All of the members of our Scientific Advisory Board and our Clinical Advisory Board have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.

Although we intend to outsource our development programs, we also may need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. Attracting and retaining qualified personnel is critical to our success. We will require experienced scientific personnel in many fields in which there are a limited number of qualified personnel and we compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions and other emerging entrepreneurial companies. Competition for such individuals, particularly in the New York City area, where our United States offices are headquartered, is intense and we cannot be certain that our search for such personnel will be successful. Furthermore, we are competing for employees against companies that are more established than we are and have the ability to pay more cash compensation than we do. As a result, depending upon the success and the timing of clinical tests, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly scientists. If we are unable to hire and retain skilled scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

Our operations could be disrupted as a result of the obligations of personnel in Israel to perform military service.

Certain of Intellect Neurosciences (Israel) Ltd.’s officers and employees in Israel, including certain key employees, may be obligated to perform annual reserve duty in the Israeli army for varying periods of time, depending on rank and position, and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. The absence of one or more of Intellect Neurosciences (Israel) Ltd.’s officers and key employees for significant periods of time due to military service could be disruptive to our operations and could adversely affect our business.

Certain of our directors and scientific advisors have relationships with other biotechnology companies that may present potential conflicts of interest.

Our board members or certain of any officers or directors hereafter may serve, from time to time, as officers or directors of other biotechnology companies and, accordingly, from time to time, their duties and obligations to us may conflict with their duties and obligations to other entities. In addition, our board members have other jobs and commitments and may be subject to non-disclosure obligations that may limit their availability to work with us.

Risks related to our common stock

Shares of our stock may suffer from low trading volume and wide fluctuations in market price.

Our common stock is currently quoted on the Over the Counter Bulletin Board trading system under the symbol ILNS. An investment in our common stock may be highly illiquid and subject to significant market volatility. This volatility may be caused by a variety of factors including low trading volume and market conditions.

In addition, the value of our common stock could be affected by:

•	actual or anticipated variations in our operating results;

•	changes in the market valuations of other similarly situated companies providing similar services or serving similar markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products or services by us or our competitors;

•	sales of our common stock or other securities in the open market;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the market in which we operate;

•	changes in our earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations; and

•	other events or factors, many of which are beyond our control.

Stockholders may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent a stockholder from obtaining a market price equal to the purchase price such stockholder paid when the stockholder attempts to sell our securities in the open market. In these situations, the stockholder may be required either to sell our securities at a market price which is lower than the purchase price the stockholder paid, or to hold our securities for a longer period of time than planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies by using common stock as consideration or to recruit and retain managers with equity-based incentive plans.

We cannot assure you that our common stock will become listed on the American Stock Exchange, Nasdaq or any other securities exchange.

We plan to seek listing of our common stock on the American Stock Exchange or Nasdaq as soon as practicable. However, there are no assurances that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our common stock on either of those or any other stock exchange. Until our common stock is listed on the American Stock Exchange or Nasdaq or another stock exchange, we expect that our common stock will continue to trade on the Over-The-Counter Bulletin Board, where an investor may find it difficult to dispose of our shares of common stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria set forth in such rule, imposes various requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, this SEC rule may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This circumstance could also make it more difficult for us to raise additional capital in the future.

The concentrated ownership of our capital stock may have the effect of delaying or preventing a change in control of our company.

Our directors, officers, principal stockholders and their affiliates beneficially own approximately 60% of our outstanding capital stock. The interests of our directors, officers, principal stockholders and their affiliates may differ from the interests of other stockholders. Our directors, officers, principal stockholders and their affiliates will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of mergers, acquisitions and other significant corporate transactions.

We will continue to incur increased costs as a result of being an operating public company.

As a public operating company, we incur significant legal, accounting and other expenses that we did not incur as a private company. If our stock becomes listed on Nasdaq or another major exchange, we will also incur additional compliance expenses. It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act of 2002, other government regulations affecting public companies and/or exchange compliance requirements. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. In addition, we incur increased costs associated with our public company reporting requirements.

The regulatory background of the spouse of one of our founding principal stockholders may make it more difficult for us to obtain listing on Nasdaq or another securities exchange.

Margaret Chassman is one of our founding principal stockholders and is the spouse of Mr. David Blech. Mr. Blech has provided significant consulting services to us. He has been subject to certain regulatory proceedings, which may make our listing on a securities exchange difficult. In May 1998, David Blech pled guilty to two counts of criminal securities fraud and, in September 1999, he was sentenced by the United States District Court for the Southern District of New York to five years probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the SEC in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was president and the sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No. 10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter entitled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (NASD) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000. This regulatory background may delay or impede access to listing our common stock on a securities exchange.

Our common stock is considered “a penny stock.”

The SEC has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.

There may be issuances of shares of preferred stock in the future that could have superior rights to our common stock.

We have provisions authorizing “blank check” preferred stock and we are therefore authorized to issue shares of preferred stock. Accordingly, our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders and the right to the redemption of such shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of the holders of the common stock could be impaired thereby, including without limitation, with respect to liquidation.

The recent exchange of Series B Preferred Stock for Common Stock may be challenged by existing common stockholders.

On or about July 10, 2007, we issued Series B Preferred Stock to certain of our common stockholders who held Series B Preferred Stock in Intellect Neurosciences (USA), Inc., prior to our merger with GlopePan Resources, Inc. in exchange for their common stock in Intellect Neurosciences, Inc. Our Board of Directors determined that this exchange is in the best interest of the Company and its shareholders and recommended that the shareholders approve this exchange. More than two thirds of our common stockholders have approved the exchange. However, some common shareholders may object to the exchange of common stock and issuance of Series B Preferred Stock.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-K for our fiscal year that ends on June 30, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting as of the end of fiscal year 2007. Compliance with Section 404 is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting in the future. Failure to achieve and maintain an effective internal control environment or to complete our Section 404 certifications could have a material adverse effect on our stock price. Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We have never paid nor do we expect in the near future to pay dividends.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends for the foreseeable future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: August 22, 2007	INTELLECT NEUROSCIENCES, INC.

By: /s/Elliot Maza
Name: Elliot Maza
Title: President and CFO